Exhibit 99.1

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data—Unaudited

(Dollars in Millions, except Per Ton Data)

	2014		2013	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2014	2013
NET SALES	$931.5	$874.4	$906.9	$1,805.9	$1,798.0
Cost of materials sold	777.1	726.7	748.4	1,503.8	1,483.7

Gross profit	154.4	147.7	158.5	302.1	314.3
Warehousing, delivery, selling, general and administrative	120.4	117.8	121.4	238.2	243.1
Restructuring and other charges	—	—	2.1	—	2.1
Impairment charges on fixed assets and goodwill	—	—	6.8	—	7.7

OPERATING PROFIT	34.0	29.9	28.2	63.9	61.4
Other income and (expense), net	(1.7)	2.0	2.0	0.3	3.2
Interest and other expense on debt	(27.5)	(27.4)	(27.8)	(54.9)	(56.2)

INCOME BEFORE INCOME TAXES	4.8	4.5	2.4	9.3	8.4
Provision for income taxes	2.1	3.5	2.2	5.6	3.3

NET INCOME	2.7	1.0	0.2	3.7	5.1
Less: Net loss attributable to noncontrolling interest	(0.9)	(0.9)	(1.7)	(1.8)	(3.9)

NET INCOME ATTRIBUTABLE TO RYERSON INC.	$3.6	$1.9	$1.9	$5.5	$9.0

Supplemental Data :
Tons shipped (000)	529	506	530	1,035	1,040
Shipping days	64	63	64	127	127
Average selling price/ton	$1,761	$1,728	$1,711	$1,745	$1,729
Gross profit/ton	292	292	299	292	302
Operating profit/ton	64	59	53	62	59
LIFO expense (income)/ton	26	18	(24)	22	(16)
LIFO expense (income)	$13.7	$9.2	$(12.7)	$22.9	$(17.1)
Depreciation and amortization expense	11.6	10.9	11.6	22.5	22.9
Cash flow from operating activities	(15.6)	25.0	21.7	9.4	51.4
Capital expenditures	(4.8)	(3.4)	(6.5)	(8.2)	(10.5)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation.

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Net Income Attributable to Ryerson Inc. to EBITDA

(Dollars in millions)

	2014		2013
	Second Quarter	First Quarter	Second Quarter
Net income attributable to Ryerson Inc.	$3.6	$1.9	$1.9
Interest and other expense on debt	27.5	27.4	27.8
Provision for income taxes	2.1	3.5	2.2
Depreciation and amortization expense	11.6	10.9	11.6

EBITDA	$44.8	$43.7	$43.5
Reorganization	0.4	1.0	4.4
Advisory services fee	1.2	1.3	1.2
Foreign currency transaction (gains) losses	2.2	(2.2)	(1.8)
Impairment charge on goodwill	—	—	6.8
Purchase consideration	0.8	0.8	0.8
Other adjustments	(0.5)	0.2	(0.2)

Adjusted EBITDA	$48.9	$44.8	$54.7

Adjusted EBITDA	$48.9	$44.8	$54.7
LIFO expense (income)	13.7	9.2	(12.7)

Adjusted EBITDA, excluding LIFO expense (income)	$62.6	$54.0	$42.0

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on fixed assets and goodwill, reorganization expenses and the payment of management fees. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income) provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income) are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income) targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income) to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income) do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income) is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income) may differ from that of other companies.